Exhibit 8.1

	New York Northern California Washington DC São Paulo London	Paris Madrid Hong Kong Beijing Tokyo

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

January 19, 2021

Morgan Stanley
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel for Morgan Stanley, a Delaware corporation, in connection with (i) the Agreement and Plan of Merger entered into among Morgan Stanley, Mirror Merger Sub 1, Inc., a Maryland corporation and wholly owned subsidiary of Morgan Stanley (“Merger Sub 1”), Mirror Merger Sub 2, LLC, a Maryland limited liability company and a wholly owned subsidiary of Morgan Stanley (“Merger Sub 2”) and Eaton Vance Corp., a Maryland corporation (the “Company”) dated October 7, 2020 (the “Merger Agreement”) providing for (x) the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”) and (y) the merger, immediately following the First Merger and as part of a single integrated transaction with the First Merger, of the Company with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company (the “Second Merger”), and (ii) the preparation and filing of the related Registration Statement (File No. 333-251157 ) on Form S-4 (as amended and supplemented through the date hereof, the “Registration Statement”), which includes the joint information statement/prospectus of Morgan Stanley and the Company (as amended and supplemented through the date hereof, the “Joint Information Statement/Prospectus”), filed with the Securities and Exchange Commission. This opinion is being delivered to you in connection with the filing of the Registration Statement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Joint Information Statement/Prospectus, the representation letter of Morgan Stanley, dated as of today, and the representation letter of the Company, dated as of today, each delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letters is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letters or any of the other foregoing documents. For purposes of this opinion, we have assumed, with your permission, (i) that the Mergers will be consummated in the manner described in the Merger Agreement and the Joint Information Statement/Prospectus, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Joint Information Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and the Second Merger Effective Time, (iii) that the representations made by Morgan Stanley and the Company pursuant to the Representation Letters are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time and the Second Merger Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of” or based on the “belief of” Morgan Stanley or the Company, or otherwise similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and the Second Merger Effective Time, in each case without such qualification.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Morgan Stanley and the Company referred to above, which we have assumed will be true as of the Effective Time and the Second Merger Effective Time.

Morgan Stanley	2	January 19, 2021

Based upon the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations”  pertaining to the U.S. federal income tax consequences of the Mergers, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, and subject to the assumptions, limitations and conditions set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences of the Mergers to holders of Eaton Vance common stock.

We express our opinion herein only as to those matters specifically set forth in the discussion contained in the Registration Statement under the heading "Material U.S. Federal Income Tax Considerations" and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP